RULE 424(c)
                                                           Reg. No. 333-12545

  PROSPECTUS SUPPLEMENT DATED MAY 29, 1998 TO PROSPECTUS DATED AUGUST 22, 1997

                              NINE WEST GROUP INC.
                                $185,680,000

                 5-1/2% Convertible Subordinated Notes Due 2003

     The following holders of the 5-1/2% Convertible Subordinated Notes Due 2003 (the "Notes") of Nine West Group Inc. (the "Company") have recently notified the Company that they beneficially own the principal amount of the Notes shown below, which Notes may be converted into the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), shown below and that such holders may from time to time offer and sell such Notes and/or Common Stock pursuant to the Company's Registration Statement No. 333-12545, as amended, and the Prospectus dated August 22, 1997 included therein:

                                                     Aggregate Principal Amount    Number of Shares of
                                                             of Notes Owned and      Common Stock That
Name of Selling Holder                                         That May Be Sold            May Be Sold

Assumption Abbey (1)                                                 $   25,000                    411

Assumption Abbey-Scholarship Fund (1)                                $   10,000                    164

Benedictine Sisters Mother of God (1)                                $   50,000                    822

Benedictine Sisters of Mt. Angel, OR (1)                             $   20,000                    329

Congregation of the Humility of Mary (1)                             $  150,000                  2,468

Donaldson, Lufkin & Jenrette Securities Corp. (1)                    $1,810,000                 29,789

Idaho Corp. of Benedictine Sisters (1)                               $   15,000                    246

Nuns of the Third Order of St. Dominic (1)                           $   30,000                    493

Sisters of St. Benedict-Crookston (1)                                $   50,000                    822
-------------------------

(1) The Company was not previously aware that these holders beneficially own the Notes.

   The holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.